Exhibit (h)(2)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS A
ADMINISTRATION AGREEMENT

SCHEDULE A

The Class A of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Long Short Fund

Date: February 28, 2026